[LETTERHEAD OF LOWENSTEIN SANDLER]

                                   EXHIBIT 8.1


May 21, 1999

Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, California 92868-3598

Bergen Capital Trust I
c/o Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, California 92868-3598

Re:  7.80% Trust Originated Preferred Securities of Bergen Capital Trust I

Ladies and Gentlemen:

We have acted as tax counsel to Bergen Brunswig Corporation, a New Jersey corporation (the "Company"), and Bergen Capital Trust I (the "Trust"), a statutory business trust organized under the Business Trust Act of the State of Delaware (12 Del. Code Ann., tit. 12, (S)(S) 3801, et seq.), in connection with the sale pursuant to an Underwriting Agreement dated May 20, 1999 among the Company, the Trust, and the underwriters (the "Underwriters") named therein (the "Underwriting Agreement") of 12,000,000 7.80% Trust Preferred Securities (liquidation amount $25 per preferred security) of the Trust (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust.

The Preferred Securities will be guaranteed by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise pursuant to the Preferred Securities Guarantee Agreement, to be dated as of the Closing Time (the "Guarantee Agreement"), between the Company and Chase Manhattan Bank and Trust Company, National Association, as trustee, for the benefit of the holders of the Preferred Securities.

In connection with the issuance of the Preferred Securities, the Trust is also issuing 371,134 7.80% Common Securities (liquidation amount $25 per common security) (the "Common Securities"), representing undivided beneficial interests in the assets of the Trust.

The proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase an aggregate principal amount of $309,278,350 of 7.80% Subordinated Deferrable Interest Notes due 2039 (the "Subordinated Notes"), to be issued by the Company. The Preferred Securities and the Common Securities are to be issued pursuant to the Amended and Restated Declaration of Trust, to be dated as of the Closing Time (the "Declaration"), among the Company, as sponsor, Chase Manhattan Bank Delaware, as Delaware trustee (the "Delaware Trustee"), Chase Manhattan Bank and Trust Company,

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National Association,  as property trustee (the "Property Trustee"),  and Donald
R. Roden, Neil F. Dimick, and Milan A. Sawdei as regular trustees (the "Regular Trustees"). The Subordinated Notes are to be issued pursuant to an indenture, dated as of May 14, 1999 (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association, as debt trustee (the "Debt Trustee").

Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement dated May 20, 1999 (including a Prospectus dated May 14, 1999); (ii) the Certificate of Trust filed with the Secretary of State of the State of Delaware as of March 11, 1999, by the Regular Trustees, the Property Trustee, and the Delaware Trustee; (iii) the most recent draft of the Declaration including the designation of the terms of the Preferred Securities; (iv) the most recent draft of the form of the Preferred Securities and a specimen certificate thereof; (v) the most recent draft of the Guarantee Agreement; (vi) an executed copy of the Indenture; (vii) the most recent draft of the form of Subordinated Notes and a specimen certificate thereof; (viii) the most recent draft of the form of Common Securities and a specimen certificate thereof; and (ix) an executed copy of the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such agreements, certificates of public officials, certificates of officers, trustees or other representatives of the Company, the Trust and others, as applicable, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed by parties other than the Company or the Trust, we have assumed that such parties had, or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others. We have also assumed that the final Guarantee Agreement, Declaration, form of the Preferred Securities,

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form of the  Subordinated  Notes and form of the Common  Securities will each be substantially in the form of the draft of such document that we have examined.

In rendering our opinion, we have participated in the preparation of the Prospectus Supplement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by the Company and the Trust.

In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

     (1) The Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes;

     (2) The Subordinated Notes will be classified as indebtedness of the Company for United States Federal income tax purposes; and

     (3) Although the discussion set forth in the Prospectus Supplement under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate general summary of the United States federal income tax consequences to holders who purchase the Preferred Securities at their original issuance, of the purchase, ownership, and disposition of the Preferred Securities.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the

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issuance  of the  Subordinated  Notes,  the  Preferred  Securities,  the  Common
Securities, or any transactions related to or contemplated by such issuance. We are furnishing this opinion to you solely for your benefit in connection with the sale of the Preferred Securities pursuant to the Underwriting Agreement and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We consent to the filing of this opinion as Exhibit 8.1 to the Form 8-K of the Company dated May 21, 1999 as filed with the Securities and Exchange Commission on May 21, 1999, and to the reference to Lowenstein Sandler PC under the caption "Legal Opinions" in the prospectus and under the caption "Legal Matters" in the prospectus supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC
    LOWENSTEIN SANDLER PC